                                                                                                        Exihibit 99.1

Lexmark reports first quarter results
•	Lexmark reports first-quarter revenue of $1.18 billion
•	Company reports 12.5 percent year-to-year growth in GAAP EPS
•	Lexmark generates cash from operations of $178 million in the quarter

LEXINGTON, Ky., April 22, 2008 – Lexmark International, Inc. (NYSE: LXK) today announced financial results for the first quarter of 2008. First-quarter revenue was $1.18 billion, down 7 percent compared to revenue of $1.26 billion last year. First-quarter GAAP earnings per share were $1.07. Earnings per share for the first quarter of 2008 would have been $1.16 excluding $0.09 per share for restructuring-related activities. First-quarter 2007 GAAP earnings per share were $0.95. Earnings per share for the first quarter of 2007 would have been $0.96 excluding $0.01 per share for restructuring-related activities. First-quarter 2008 GAAP EPS grew 12.5 percent year to year.

“Our first-quarter results reflect the strategic shift that we began in the second half of 2007,” said Paul J. Curlander, Lexmark chairman and chief executive officer. “Although EPS greatly exceeded expectations in the first quarter and we had good cash generation performance, we have more work to do as we continue to implement our strategy to drive our growth in higher-usage segments. A key element in our strategy is the development of industry-leading products and technology, and we made good progress here in the first quarter of 2008 with the introduction of our new Professional Series and Home & Student inkjet product lines, and the ongoing receipt of industry awards, particularly for our inkjet and color laser products.”

First-quarter 2008 business segment revenue was $741 million, up about 1 percent year to year. Consumer segment revenue of $434 million declined 17 percent compared to a year ago. First-quarter 2008 gross profit margin was 37.1 percent, the operating expense-to-revenue ratio was 26.7 percent, the operating income margin was 10.4 percent, and net earnings were $102 million. First-quarter 2008 operating income includes $13 million pretax charges in connection with the company’s restructuring-related actions.

First-quarter 2007 gross profit margin was 33.5 percent, the operating expense-to-revenue ratio was 23.9 percent, the operating income margin was 9.6 percent, and net earnings were $92 million. First-quarter 2007 operating income included $2 million net restructuring-related pretax charges.

On a non-GAAP basis, excluding restructuring-related charges:

·	First-quarter 2008 gross profit margin would have been 37.5 percent, up 3.8 percentage points from 33.7 percent in the same period last year, principally due to a favorable product mix shift.

•
First-quarter 2008 operating expense as a percent of revenue would have been 26.0 percent, up 2.1 percentage points compared to 23.9 percent in the same quarter last year, principally driven by increased investment in research and development.

•	First-quarter 2008 operating income margin would have been 11.5 percent, up 1.7 percentage points from 9.8 percent last year.
•	First-quarter 2008 net earnings would have been $111 million compared to $94 million in the first quarter of 2007.

The company ended the quarter with $879 million in cash and current marketable securities. First-quarter net cash provided by operating activities was $178 million. Capital expenditures for the quarter were $40 million. Depreciation and amortization in the quarter was $51 million. Lexmark did not repurchase its stock during the first quarter. The company’s remaining share repurchase authorization was approximately $295 million at quarter end.

New Inkjets Target Higher-Usage Customers
The introduction of Lexmark’s new Home & Student inkjet line during the quarter further advances the company’s strategy to increase penetration in higher-usage and higher-growth inkjet market segments. The Home & Student line, with prices ranging from $79 to $1291, includes two new wireless products and the world’s only all-in-one (AIO) with a front laptop port for quick and easy access by students and busy laptop users without wireless access.

Also during the quarter, Lexmark’s Professional Series inkjet line, with prices ranging from $99 to $2491, earned three Editor's Choice awards from Better Buys for Business, a leading independent reviewer of document imaging equipment. The review praised the Wi-Fi printing capabilities of the Lexmark X4875 Wireless AIO, the X6575 Wireless AIO and the X9575 Wireless AIO. Additionally, the X6570 Wireless AIO was named to PC World magazine’s Top 10 Inkjet Multifunction list in January, and the X9575 received a Four-Star, Highly Recommended rating from independent test lab BERTL in April.

Lexmark Continues Award-Winning Push into Key Business Market Segments
Lexmark’s efforts to increase its presence in the high-growth color laser printer and color multifunction product (MFP) segments were also advanced during the period with receipt of several awards of excellence from respected testing labs and technology publications. In April, Lexmark’s first entry into the important mid-range color MFP segment, the Lexmark X560n, was awarded a Four-Star, Highly Recommended rating from independent test lab BERTL. In February, PC World magazine named the Lexmark X500n low-end color MFP a Top Five Color Laser Multifunction Printer. The Lexmark C530dn and C780n were additionally named to PC World magazine’s Top 10 Color Laser list.

Better Buys for Business has recently recognized Lexmark’s color and monochrome laser printers with a string of accolades. Lexmark's C935hdn workgroup color laser printer was featured on the cover of its 2008 Color Laser and Business Inkjet Printer Guide, in which the Lexmark C530, C532, C782 and C935 families of color laser printers were all honored with Editor's Choice awards. In January, Lexmark's E250, E350 and E450 low-end monochrome laser printer families were designated Editor’s Choice winners, and Lexmark's T640, T642 and T644 workgroup monochrome laser printer families earned the Editor’s Choice distinction for the third consecutive year.

Looking Forward
In the second quarter of 2008, the company expects revenue to be down in the mid-single digit percentage range year over year. It expects second-quarter 2008 GAAP EPS to be in the range of $0.54 to $0.64 per share. Restructuring-related costs and expenses are expected to be approximately $0.11 per share in the second quarter of 2008. Excluding these restructuring-related costs and expenses, non-GAAP EPS are expected to be in the range of $0.65 to $0.75 per share. GAAP EPS in the second quarter of 2007 were $0.67, or $0.65 excluding $0.02 per share net benefit for restructuring-related activities.

Conference Call Today
The company will be hosting a conference call with securities analysts today at 8:30 a.m. (EDT). A live broadcast and a complete replay of this call can be accessed from Lexmark’s investor relations Web site at http://investor.lexmark.com. If you are unable to connect to the Internet, you can access the call via telephone at 888-693-3477 (outside the U.S. by calling 973-582-2710) or the replay shortly afterward by calling 800-642-1687 (outside the U.S. by calling 706-645-9291) using access code 42452624. This telephone replay of the conference call will be available through Tuesday, April 29, 2008.

Supplemental information slides, including reconciliations between GAAP and non-GAAP financial measures, will be available on Lexmark’s investor relations Web site prior to the live broadcast.

About Lexmark
Lexmark International, Inc. (NYSE: LXK) provides businesses and consumers in more than 150 countries with a broad range of printing and imaging products, solutions and services that help them to be more productive. In 2007, Lexmark reported $5.0 billion in revenue. Learn how Lexmark can help you get more done at www.lexmark.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties, including, but not limited to, weak economic conditions, aggressive pricing from competitors and resellers, inability to be successful in the higher-usage segments of the inkjet market, the financial failure or loss of business with a key customer or reseller including loss of retail shelf placements, disruptions at important points of exit and entry and distribution centers, market acceptance of new products and pricing programs, periodic variations affecting revenue and profitability, the inability to meet customer product requirements on a cost competitive basis, failure to execute planned cost reduction measures, entrance into the market of additional competitors focused on printing solutions, increased investment to support product development and marketing, inability to perform under managed print services contracts, decreased supplies consumption, increased competition in the aftermarket supplies business, failure to successfully outsource the infrastructure support of information technology systems, failure to manage inventory levels or production capacity, unforeseen cost impacts as a result of new legislation, fees on the company’s products or litigation costs required to protect the company’s rights, inability to obtain and protect the company’s intellectual property and defend against claims of infringement and/or anticompetitive conduct, reliance on international production facilities, manufacturing partners and certain key suppliers, changes in a country’s political or economic conditions, conflicts among sales channels, the failure of information technology systems, changes in the company’s tax provisions or tax liabilities, business disruptions, currency fluctuations, terrorist acts, acts of war or other political conflicts, or the outbreak of a communicable disease, and other risks described in the company’s Securities and Exchange Commission filings. The company undertakes no obligation to update any forward-looking statement.

Lexmark and Lexmark with diamond design are trademarks of Lexmark International, Inc., registered in the U.S. and/or other countries. All other trademarks are the property of their respective owners.

All prices, features, specifications and capabilities are subject to change without notice.

1All prices are estimated street prices in U.S. dollars – actual prices may vary.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(In Millions, Except Per Share Amounts)
(Unaudited)

	Three Months Ended
	March 31
	2008	2007
Revenue	$1,175.1	$1,260.6
Cost of revenue (1) (2)	739.6	837.8
Gross profit	435.5	422.8

Research and development	105.5	99.9
Selling, general and administrative (1) (2)	209.0	201.8
Restructuring and related (reversals) charges (1)	(1.3)	-
Operating expense	313.2	301.7

Operating income	122.3	121.1

Interest (income) expense, net	(7.5)	(4.4)
Other expense (income), net	1.4	1.2

Earnings before income taxes	128.4	124.3

Provision for income taxes (3)	26.7	31.9
Net earnings	$101.7	$92.4

Net earnings per share:
Basic	$1.07	$0.96
Diluted	$1.07	$0.95

Shares used in per share calculation:
Basic	95.2	96.5
Diluted	95.4	97.5

(1)	Amounts for the three months ended March 31, 2008, include total restructuring-related charges and project costs of $12.6 million with $5.3 million and $8.6 million included in Cost of revenue and Selling, general and administrative, respectively, partially offset by the ($1.3) million reversal in Restructuring and related (reversals) charges.

(2)	Amounts for the three months ended March 31, 2007, included restructuring-related project costs of $5.7 million and a $3.5 million gain on the sale of the Company's Scotland facility. Of the net $2.2 million of project costs, $1.6 million and $0.6 million were included in Cost of revenue and Selling, general and administrative, respectively.

(3)	Amount for the three months ended March 31, 2008, includes a $6.7 million benefit from the reversal of previously accrued taxes primarily due to the settlement of a tax audit.

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION
(In Millions)
(Unaudited)

	March 31	December 31
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$329.9	$277.0
Marketable securities	549.2	519.1
Trade receivables, net	516.2	578.8
Inventories	433.0	464.4
Prepaid expenses and other current assets	246.2	227.5
Total current assets	2,074.5	2,066.8

Property, plant and equipment, net	875.5	869.0
Marketable securities	59.4	-
Other assets	188.9	185.3
Total assets	$3,198.3	$3,121.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$150.0	$149.9
Accounts payable	567.1	636.9
Accrued liabilities	726.4	710.5
Total current liabilities	1,443.5	1,497.3

Other liabilities	350.4	345.5
Total liabilities	1,793.9	1,842.8

Stockholders' equity:
Common stock and capital in excess of par	903.8	888.9
Retained earnings	1,037.4	935.7
Treasury stock, net	(454.7)	(454.7)
Accumulated other comprehensive loss	(82.1)	(91.6)
Total stockholders' equity	1,404.4	1,278.3
Total liabilities and stockholders' equity	$3,198.3	$3,121.1

LEXMARK INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)

Earnings Per Share:		1Q08	1Q07
GAAP		$1.07	$0.95
Restructuring-related charges & project costs		0.09	0.01
Non-GAAP		$1.16	$0.96

1Q08:	Gross Profit Margin	Operating Expense to Revenue Ratio	Operating Income Margin
GAAP	37.1%	26.7%	10.4%
Restructuring-related charges & project costs	0.4%	(0.7%)	1.1%
Non-GAAP	37.5%	26.0%	11.5%

1Q07:
GAAP	33.5%	23.9%	9.6%
Restructuring-related charges & project costs	0.2%	-	0.2%
Non-GAAP	33.7%	23.9%	9.8%

Net Earnings (In Millions)		1Q08	1Q07
GAAP		$102	$92
Restructuring-related charges & project costs		9	2
Non-GAAP		$111	$94

		Earnings Per Share
Guidance:		2Q08	2Q07
GAAP		$0.54 to $0.64	$0.67
Restructuring-related charges & project costs		0.11	(0.02)
Non-GAAP		$0.65 to $0.75	$0.65

Note:	Management believes that presenting these measures is useful because they enhance shareholders’ understanding of how management assesses the performance of the Company’s businesses. Management reviews the performance of the Company's operating segments based on GAAP and non-GAAP measures which reflect income and expense items which are recurring in nature, and do not include the impact of actions that management believes are not reflective of the ongoing operation of the Company. These measures may not be comparable to similar measures of other companies as not all companies calculate these measures in the same manner.

Totals may not foot due to rounding.